Marina Biotech Appoints Eric Teague as Chief Financial Officer

City of Industry, CA – September 24, 2018 – Marina Biotech, Inc. (OTCQB: MRNA), a commercial stage pharmaceutical company focused on the development and commercialization of innovative therapeutics for hypertension, arthritis, pain and oncology, today announced the appointment of Eric Teague as Chief Financial Officer of the Company.

“Marina is launching PRESTALIA and actively exploring several business development opportunities,” said Robert C. Moscato Jr., Chief Executive Officer of Marina Biotech. “Eric’s global experience in financial operations, mergers and acquisitions, and strategy as a CFO, entrepreneur, and consultant are an ideal fit for the company as we work to extend our momentum.”

“Eric has a proven track record as a teammate which is a key element of our culture. He’s someone who has shown he can work with teammates during periods of rapid growth and in high-stress situations. Magical things happen when a team is in synch. You rapidly create value, enhance creativity and promote entrepreneurship. I am very excited for Eric to join our team.”

As CFO, Mr. Teague will report directly to Mr. Moscato and will oversee Marina Biotech’s finance, accounting, financial planning & analysis, investor relations, tax, and treasury areas of the business.

Mr. Teague brings more than 20 years of finance and capital markets experience, an extensive background in financial planning and operations, management, and strategy, and an entrepreneurial and deal-making background. He most recently served as Chief Financial Officer and Board Member for Arca Technologies, a private equity backed international manufacturer and distributor of cash handling machines. Prior to joining Arca, Mr. Teague was Chief Business Development Officer with Pavlov Media and Founder and Chief Executive Officer of Wavelength. Among other finance positions, Eric spent eight years with PricewaterhouseCoopers in Europe and New York City advising Big Pharma and other public companies on Securities and Exchange Commission matters, transaction structuring, and cross-border M&A.

“Marina Biotech is at an exciting stage of scaling up its commercial platform and strategic differentiation, and I am honored to join the team at this pivotal moment,” said Mr. Teague. “This is a thrilling time to be in the pharmaceutical business. We have a unique opportunity to improve patient’s lives and change the way healthcare is delivered by leveraging technology and proven drug therapies to disrupt traditional thinking.”

Mr. Teague holds a Master of Business Administration from the University of North Carolina at Chapel Hill and a Bachelor of Arts in Accounting from North Carolina State University.

In connection with the appointment of Mr. Teague as Chief Financial Officer, Amit Shah, the Chief Financial Officer of the Company since October 2017, resigned from such position to pursue other opportunities.

“We would like to thank Mr. Shah for his leadership and great work preparing the company for this stage of our development,” Mr. Moscato said.

About Marina Biotech

Our mission is to provide effective and patient centric treatment for hypertension, including resistant hypertension, by creating a platform for the effective treatment of hypertension as well as for the distribution of fixed dose combination hypertensive drugs such as Prestalia and other drugs in our pipeline. The Company’s commercial product, Prestalia, is approved by US FDA for the treatment of hypertension and is being commercialized through the Company’s proprietary DyrctAxess platform. The Company is also developing and commercializing late stage, non-addictive pain therapeutics. The Company’s ‘next-generation of celecoxib,’ including IT-102 and IT-103, are designed to control the dangerous side-effect of edema that prohibits the celecoxib from being prescribed at higher doses. The Company further believes that the current opioid addiction epidemic in the U.S. has been driven in part by the withdrawal from the market of certain COX-2 inhibitors due to their associated risk of cardiovascular-related adverse events, and the Company hopes to be a mitigant to that epidemic. Additional information about Marina Biotech is available at http://www.marinabio.com.

Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to obtain funding to support its clinical development and commercialization activities; (ii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (v) the ability of Marina Biotech and/or a partner to develop and commercialize products prior to, and that can compete favorably with those of, competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech’s most recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 that was filed on April 17, 2018. Marina Biotech assumes no obligation to update or supplement forward-looking statements because of subsequent events.

PR and Investor Contact:

Robert C. Moscato, Jr.
Email: rmoscato@marinabio.com